Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, October 31, 2023

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES THIRD QUARTER 2023 RESULTS

Q3 2023 Highlights:
•Consolidated revenues of $1.0 billion increased 19% over Q3 2022 due to higher sales volumes, favorable pricing and currency movements
•Consolidated operating profit of $58.6 million compared with a Q3 2022 loss
•Lift Truck operating profit and margin of $65.1 million and 6.8% were significantly ahead of expectations due to higher product margins and lower operating expenses than anticipated
•Average sales price per backlog unit increased 21% over Q3 2022 and 7% over Q2 2023
•Bolzoni operating profit of $2.9 million compared with a Q3 2022 loss
•Consolidated net income of $35.8 million and 9/30/23 LTM net income of $108.3 million
•Full-year 2024 results expected to be similar to 2023

Cleveland, Ohio, October 31, 2023: Hyster-Yale Materials Handling, Inc. (NYSE: HY) reported the following consolidated results for the three and nine months ended September 30, 2023. All comparisons are to the three months ended September 30, 2022, unless otherwise noted.

	Three Months Ended			Nine Months Ended
($ in millions except per share amounts)	9/30/23	9/30/22	Change Fav (Unfav)	9/30/23	9/30/22	Change Fav (Unfav)
Revenues	$1,001.2	$840.1	$161.1	$3,091.1	$2,563.1	$528.0
Operating Profit (Loss)	$58.6	$(24.9)	$83.5	$160.0	$(58.9)	$218.9
Net Income (Loss)	$35.8	$(37.3)	$73.1	$100.7	$(81.7)	$182.4
Diluted Earnings (Loss)/share	$2.06	$(2.20)	$4.26	$5.82	$(4.84)	$10.66

Lift Truck Business Results
Revenues and shipments by geographic segment were as follows:

($ in millions)	Q3 2023	Q3 2022	Change Fav (Unfav)
Revenues	$952.0	$796.2	$155.8
Americas(1)	$716.5	$571.3	$145.2
EMEA(1)	$183.9	$159.4	$24.5
JAPIC(1)	$51.6	$65.5	$(13.9)
(1) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

(Rounded to nearest hundred)	Q3 2023	Q3 2022	Change Fav (Unfav)	Q2 2023	Change Fav (Unfav)
Unit Shipments	25,700	24,500	1,200	27,700	(2,000)
Americas	17,100	13,900	3,200	18,300	(1,200)
EMEA	5,900	7,100	(1,200)	7,000	(1,100)
JAPIC	2,700	3,500	(800)	2,400	300

Third-quarter 2023 Lift Truck revenues increased 19% over 2022 while consolidated unit shipments increased 5% over the same period. Revenue growth was led by a significant increase in Americas unit and parts volumes combined with the favorable effect of previously implemented price increases in all regions. A favorable sales mix shift, mainly to higher-priced, higher-capacity Class 4 and Class 5 trucks, and favorable foreign currency movements, primarily in EMEA, also contributed to the revenue growth.

Unit shipments decreased 7% sequentially in third-quarter 2023 largely due to fewer Americas and EMEA shipments as a result of seasonal plant shutdowns. While supplier constraints have largely dissipated over the past year, the business was negatively affected by a modest number of critical component supply issues in the third quarter. Also, continued skilled labor shortages impeded progress on planned production rate increases and shipments during the quarter.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q3 2023	Q3 2022	Change Fav (Unfav)
Gross Profit	$186.0	$74.6	$111.4
Americas	$149.2	$60.2	$89.0
EMEA	$29.4	$8.3	$21.1
JAPIC	$7.4	$6.1	$1.3
Operating Profit (Loss)	$65.1	$(15.2)	$80.3
Americas	$65.4	$0.9	$64.5
EMEA	$2.4	$(13.2)	$15.6
JAPIC	$(2.7)	$(2.9)	$0.2

Third-quarter 2023 Lift Truck operating profit increased substantially over the prior year, resulting in a 6.8% operating profit margin. This year-over-year increase generated a 52% incremental margin for the quarter. Product margins increased significantly in all geographies due to favorable price-to-cost ratios and improved sales mix. Favorable currency movements also contributed to the higher profit. Higher employee-related expenses, product liability and warranty costs partly offset the profit improvement.

The Company's third-quarter results were significantly ahead of the expectations provided in the second-quarter earnings release. Better-than-expected product margins, higher parts sales and lower operating expenses drove the improved profit.

Geographically, the Americas' third-quarter 2023 revenues increased by $145.2 million, or 25%, while operating profit improved by $64.5 million compared with third-quarter 2022. Improved product margins on higher volumes and a favorable sales mix more than offset increased employee-related, product development and product liability expenses.

EMEA reported a $24.5 million, or 15%, revenue increase and operating profit of $2.4 million in third-quarter 2023 compared with a substantial loss in 2022. Price increase benefits and favorable currency movements more than offset the effect of lower unit and parts volumes and elevated operating expenses. New product launch issues and component parts shortages continued to constrain production and shipment levels during the third quarter, particularly in the Nijmegen, Netherlands facility.

JAPIC's third-quarter 2023 gross profit improved over the prior year due to a favorable sales mix and lower material and freight costs. These improvements more than offset higher manufacturing costs and the effect of lower unit volumes. JAPIC revenue and shipments decreased year-over-year largely due to strong prior-year shipments combined with unfavorable 2023 lead times on products sourced from other regions. Operating results improved modestly over 2022 as increased gross profit was mostly offset by higher operating expenses.

Bolzoni Results

($ in millions)	Q3 2023	Q3 2022	Change Fav (Unfav)
Revenues	$92.8	$82.2	$10.6
Gross Profit	$19.5	$13.7	$5.8
Operating Profit	$2.9	$(1.3)	$4.2

Bolzoni's 2023 third-quarter revenues increased by nearly $11 million, or 13%, while operating profit improved by $4 million compared with a prior year loss. Higher revenues and operating profit resulted from increased sales volumes and a significantly improved price-to-cost ratio. Manufacturing efficiencies from higher volumes were partly offset by a sales mix shift toward lower-priced, lower-margin products and higher employee-related expenses.

Nuvera Results

($ in millions)	Q3 2023	Q3 2022	Change Fav (Unfav)
Revenues	$1.5	$1.2	$0.3
Gross Profit (Loss)	$(1.9)	$(2.0)	$0.1
Operating Loss	$(9.4)	$(9.0)	$(0.4)

Nuvera's third-quarter 2023 revenues increased over the prior year due to the shipment of 12 engines required for a hydrogen bus fleet build. This growth was partly offset by lower after-market component and engine sales to the Lift Truck Business. The operating loss increased year-over-year largely due to increased product development and higher employee-related costs.

Balance Sheet and Liquidity

($ in millions)	September 30, 2023	June 30, 2023	Change Fav (Unfav)
Debt	$510.6	$542.3	$31.7
Cash	78.2	65.7	12.5
Net Debt	$432.4	$476.6	$44.2

During third-quarter 2023, the Company reduced its net debt by $44 million, or 9%, compared with June 30, 2023. The net debt reduction was due to third quarter working capital improvements. Cash increased as a result of accounts receivable and inventory decreasing as part of the ongoing efforts to improve working capital efficiency and generate cash. Overall, the Company generated cash flow before financing activities of $52 million in the third quarter and $85 million for the nine months ended September 30, 2023. This is a significant improvement over the $29 million generated in third-quarter 2022 and $7 million for the nine months ended September 30, 2022.

Third-quarter 2023's debt to total capital ratio of 61% improved sequentially by 300 basis points from June 30, 2023, due to significantly higher profitability and a lower debt balance.

The Company had unused borrowing capacity of approximately $254 million under its amended revolving credit facilities as of September 30, 2023, compared with $216 million on June 30, 2023.

Third-quarter 2023 total inventory and days inventory outstanding decreased modestly from second-quarter 2023 levels. Finished goods inventory decreased while raw materials inventory increased primarily due to production challenges in EMEA. The Company remains focused on reducing inventory days on hand as production rates increase.

Market Commentary
Many external market factors, including geopolitical instability, most recently evidenced by the Israel/Gaza conflict, continue to create a significant amount of uncertainty within the global economic environment. As a result of this, as well as abnormally high volumes during the 2020 to 2022 pandemic period, market activity has been moderating in certain parts of the world across 2023, particularly in EMEA.

The latest publicly available lift truck market data indicates that new unit, second-quarter 2023 booking activity decreased in all major geographies except China and India compared with the robust prior-year levels. Internal company estimates suggest that third-quarter 2023 global lift truck market bookings continued to decrease compared with the prior year, with the pace of decline accelerating in the Americas and decelerating in EMEA.

Looking ahead, the fourth-quarter 2023 global lift truck market is expected to decline from fourth-quarter 2022. In 2024, global market bookings are expected to be generally comparable to 2023 levels, with an anticipated first-half decline expected to be offset by a second-half increase. For both full-year 2023 and 2024, market unit volumes are projected to remain strong and above pre-pandemic levels in most regions.

Consolidated Strategic Perspective
The Company believes the improving 2023 results are due to actions taken since the global pandemic began. These actions include the implementation of key strategies, projects and significant process improvements, all of which better position the Company for substantial longer-term growth. The Company believes that its mature Lift Truck and Bolzoni businesses are the foundation for this improvement, while the Nuvera Fuel Cell business' substantial growth prospects are expected to be realized in future years.

Operational Perspectives - Lift Truck Business

Lift Truck unit bookings and backlog were as follows:

($ in millions, except Avg. sales price)	Q3 2023	Q3 2022	Change Fav (Unfav)	Q2 2023	Change Fav (Unfav)
Unit Bookings	18,200	20,700	(2,500)	21,300	(3,100)
Unit Bookings $ Value	$580	$680	$(100)	$680	$(100)
Average Sales Price/Unit booked	$31,868	$32,850	$(982)	$31,924	$(56)
Unit Backlog**	85,300	108,200	(22,900)	92,800	(7,500)
Unit Backlog $ Value**	$3,540	$3,700	$(160)	$3,610	$(70)
Average Sales Price/Unit of backlog	$41,501	$34,196	$7,305	$38,901	$2,600
**As of September 30, 2023, June 30, 2023, and September 30, 2022, Unit Backlogs were reduced by 2,300 units, 2,500 units and 2,600 units, respectively, while Unit Backlog $ values were reduced by $35 million, $42 million and $40 million, respectively, due to suspended orders from Russian dealers for which the Company currently has no defined fulfillment plans.

The Company's third-quarter 2023 lift truck bookings decreased 15% from second-quarter 2023 and 12% from prior-year levels due to solid, but declining, global market demand and a continued company focus on booking orders with strong margins. Looking forward, fourth-quarter bookings are projected to increase year-over-year due to projected market share gains. In 2024, the Company expects bookings increases compared with 2023, after a moderate first-quarter 2024 decline, as a result of continued market share gains despite an overall flat global lift truck market. These anticipated increases are primarily the result of the Company's maturing strategic initiatives. Planned production increases combined with anticipated market level decreases in the first half of 2024 are expected to help the Company reduce its extended lead times and backlog closer to pre-pandemic levels over the course of 2024. However, given current expectations, improving lead times and backlog levels will likely remain above optimal levels for some time on some product lines. Certain lines, such as warehouse products, are expected to return to more normal lead time and backlog levels in 2024. The Company's extended backlog, valued at $3.5 billion, is almost a full year of revenue and should serve as an initial shock absorber for the business if bookings decline more than anticipated in 2024.

Consolidated fourth-quarter 2023 shipments are anticipated to decrease modestly compared with the prior-year period, with a moderate increase in Americas, led by anticipated higher production rates, expected to be more than offset by fewer EMEA shipments as a result of continuing product launch issues. Full-year 2024 production and shipment rates are expected to increase compared with 2023 as component constraints dissipate and the Company focuses on maintaining a full production pipeline across its facilities in a moderated market environment.

The trend of higher average unit backlog prices and margins continued in the third quarter largely due to benefits from prior-year pricing implemented to offset inflation. Third-quarter 2023 average booking prices were flat compared with second-quarter 2023 and declined modestly versus the prior year largely due to product mix. Material costs have generally stabilized. Forward economic indicators suggest some nominal inflationary increases, particularly for labor costs, in fourth-quarter 2023 and full-year 2024. The Company expects to maintain its strong price-to-cost ratio in the remainder of 2023 and into 2024 as the higher-priced backlog is shipped. Overall, the Company believes average unit margins will improve in fourth-quarter 2023 over the prior-year and remain at sound levels throughout 2024. Anticipated increases in labor and overhead costs are projected to erode the favorable price-to-cost ratio over 2024, resulting in modestly lower gross margins compared with 2023. The Company continues to monitor labor and material costs closely, as well as the impact of tariffs and competition, and will adjust forward pricing accordingly.

The factors outlined above, as well as the benefits from the Company's maturing strategic initiatives, are expected to lead to an increase in fourth-quarter 2023 Lift Truck revenues and operating profit compared with the prior year. Fourth-quarter 2023 operating profit is expected to decrease from the strong third-quarter due to an anticipated mix shift toward lower margin sales channels, higher labor and manufacturing costs and increased operating expenses. Looking forward, the Lift Truck business expects an increase in 2024 revenues, while operating profit is expected to be similar to 2023. These forecasts, however, are highly sensitive to, in particular, the impact of global supply chain adjustments and the Company's production capabilities.

Strategic Perspectives - Lift Truck
From a broad perspective, the Lift Truck business has three core strategies that are expected to transform the Company’s competitiveness, market position and economic performance over time:
•Provide products that improve customer productivity at the lowest cost of ownership, including for low-intensity applications. The Lift Truck business' capabilities in this area are expected to be enhanced by bringing to market a wide variety of vehicle innovations, including new modular and scalable product families, truck electrification projects and technology advancements in operator assist systems (OAS), power options and vehicle automation;
•Be the leader in the delivery of industry- and customer-focused solutions by transforming the Company's sales approach to ensure it meets a wide variety of customer needs across a broad set of end markets; and
•Be the leader in independent distribution by focusing on effectively coordinating dealer and major account coverage, enhancing dealer excellence and ensuring outstanding dealer ownership globally.

The Company continues to make progress on its high priority projects. Over the past two years, the Company launched its heart-of-the-line modular, scalable 2- to 3.5-ton internal combustion engine lift trucks in the EMEA and Americas markets. The production ramp-up is occurring gradually given the current extended backlog. However, bookings and shipments accelerated in 2023. A fourth-quarter 2023 launch is expected for the JAPIC market. Similar enhancements to the 2- to 3.5-ton electric truck platforms are also expected over 2024 and 2025. The modular, scalable product platform is expected to enhance multiple areas of the business, including reducing supply chain costs, improving working capital levels and helping optimize the Company's manufacturing footprint, while providing customers with a more customizable product that better meets their needs.

The Lift Truck business has key projects which include electrifying trucks used for applications now dominated by internal combustion engine trucks that capitalize on advancements in electric powertrain options. The Company currently has its first electrified fuel cell Container Handler operating at the Port of Los Angeles. During the 2023 third quarter, the Company delivered an electrified fuel cell Reach Stacker to the Port of Valencia, Spain. Hyster-Yale anticipates delivering a new electrified fuel cell Terminal Tractor and an electrified fuel cell Empty Container Handler to a customer in Hamburg, Germany in the first half of 2024. The Company is exploring options for additional electrification projects within the European Union and the United States. The Company also has key projects focused on applying its technology advancements to additional OAS and automated product options. Notably, during third-quarter 2023, the Company entered into an agreement with a technology-service provider to co-develop further robotics software technology for automated lift truck solutions.

Operational and Strategic Perspectives - Bolzoni
Bolzoni anticipates a modest revenue decline in fourth-quarter 2023 compared with fourth-quarter 2022 resulting from a projected market decline. Despite the anticipated revenue decrease, operating profit is expected to increase over the prior year fourth quarter due to ongoing strict cost controls. Fourth-quarter 2023 operating profit is projected to be comparable to third-quarter 2023. In 2024, Bolzoni expects comparable revenues to 2023. Operating profit is expected to increase year-over-year as improved unit margins are anticipated to more than offset higher costs.

Bolzoni's core strategy is to be the leader in the attachments business. In this context, Bolzoni continues to concentrate on driving its "One Company - 3 Brands" approach globally, increasing its Americas business and focusing on strengthening its ability to serve key attachment industries and customers in global markets. As part of this approach, Bolzoni also intends to increase its sales, marketing and product capabilities in North America and Europe to support its industry-specific sales strategy.

Operational and Strategic Perspectives - Nuvera
Nuvera's core strategy is to be a leader in the heavy-duty fuel cell market. Nuvera continues to focus on placing 45kW and 60kW fuel cell engines in heavy-duty vehicle applications for which battery-only electrification does not provide an adequate solution. As a result, these applications are expected to have significant and nearer-term fuel cell adoption potential. Nuvera has announced several projects with various third parties to test Nuvera® engines in targeted applications, including the Port of Los Angeles and the Port of Valencia. Nuvera expects to have additional products being tested in bus applications in China and India, in marine applications in the Netherlands, and in a German port by mid-2024. Nuvera is also developing a new, larger 125kW fuel cell engine for heavier-duty applications, which is projected to be available in 2025, and plans to sell modular fuel cells for stationary and mobile generator applications.

During the fourth quarter of 2023 and in 2024, Nuvera plans to focus on increasing customer product demonstrations and customer bookings. Nuvera is expanding its presence in Europe and China. Recurring orders from current customers have been booked and are expected to result in higher sales in fourth-quarter 2023 and in 2024 compared with the prior year periods. The business also expects to generate a lower loss in fourth-quarter 2023 compared with 2022 largely due to anticipated higher shipments combined with lower costs due to the expected receipt of government funding for fuel-cell research and development. In 2024, Nuvera expects higher sales with moderately higher development costs, resulting in comparable operating results compared with 2023. The increased volume of engine demonstrations should significantly enhance the foundation for future fuel cell engine technology adoption and improved financial returns.

Consolidated Outlook
At the consolidated level, fourth-quarter 2023 operating profit and net income are expected to improve significantly over a profitable fourth-quarter 2022, although not to the level of third-quarter 2023. In 2024, the Company expects operating profit and net income to be similar to 2023. The Company made solid progress toward its 7% operating profit margin and greater than 20% return on total capital employed goals at both the Lift Truck and Bolzoni businesses in 2023, and further progress is expected in 2024. To meet these expectations, however, the Company will have to effectively manage its ongoing component and labor costs and achieve increased production levels.

The programs to reduce inventory and generate cash are anticipated to show further progress in fourth-quarter 2023 and 2024. The Company is committed to reducing its leverage and enhancing its cash flows through ongoing working capital action plans and continued discipline over capital expenditures and operating expenses. Capital expenditures are expected to be approximately $42 million for full-year 2023. Working capital control continues to be an area of intense focus for the Company. Inventory levels remain elevated and above pre-pandemic levels but are slowly declining. Efforts to maximize the use of on-hand inventory are expected to help reduce excess inventory levels, especially in 2024. Supply constraints continue to be an issue intermittently, and labor constraints periodically cause certain production and inventory usage disruptions. However, the Company anticipates continued inventory improvements over the remainder of 2023 and 2024. As a result of these actions, the Company expects a significant increase in cash flow before financing activities for full-year 2023 compared with 2022, and further progress is expected in 2024.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, November 1, 2023, at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://conferencingportals.com/event/rTqsWwrU to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through November 8, 2023. An archive of the webcast will also be available on the Company's website two hours after the live call ends. Further information regarding the Company's strategic initiatives can also be found in the Company's Q3 2023 Investor Deck that will be made available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as supplemental non-GAAP disclosures of operating results. EBITDA does not represent operating profit (loss) or net income (loss), as defined by GAAP, and should not be considered as a substitute for operating profit (loss) or net income (loss). Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the imposition of tariffs, or the renewal of tariff exclusions, on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) delays in manufacturing and delivery schedules, (3) customer acceptance of pricing, (4) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (5) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of an economic recession, (6) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact our imports from China, as well as armed conflicts, including the Russia/Ukraine conflict and/or the Israel and Gaza conflict, and their regional effects, (7) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (8) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (9) the successful commercialization of Nuvera's technology, (10) the political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (11) bankruptcy of or loss of major dealers, retail customers or suppliers, (12) customer acceptance of, changes in the costs of, or delays in the development of new products, (13) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (14) product liability or other litigation, warranty claims or returns of products, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (16) the ability to attract, retain, and replace workforce and administrative employees, (17) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (18) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale Group also has an unconsolidated joint venture in Japan (Sumitomo

NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2023	2022	2023	2022
	(In millions, except per share data)

Revenues	$1,001.2	$840.1	$3,091.1	$2,563.1
Cost of sales	797.6	753.2	2,515.2	2,275.9
Gross Profit	203.6	86.9	575.9	287.2
Selling, general and administrative expenses	145.0	111.8	415.9	346.1
Operating Profit (Loss)	58.6	(24.9)	160.0	(58.9)
Other (income) expense
Interest expense	9.6	7.7	28.2	18.9
Income from unconsolidated affiliates	(2.9)	(2.6)	(7.8)	(9.6)
Other, net	(0.7)	2.4	0.3	7.3
Income (Loss) before Income Taxes	52.6	(32.4)	139.3	(75.5)
Income tax expense	16.2	4.2	36.9	4.0
Net income attributable to noncontrolling interests	(0.1)	(0.1)	(0.3)	(1.6)
Net income attributable to redeemable noncontrolling interests	(0.3)	(0.3)	(0.7)	(0.3)
Accrued dividend to redeemable noncontrolling interests	(0.2)	(0.3)	(0.7)	(0.3)
Net Income (Loss) Attributable to Stockholders	$35.8	$(37.3)	$100.7	$(81.7)

Basic Earnings (Loss) per Share	$2.08	$(2.20)	$5.88	$(4.84)

Diluted Earnings (Loss) per Share	$2.06	$(2.20)	$5.82	$(4.84)

Basic Weighted Average Shares Outstanding	17.175	16.920	17.122	16.890
Diluted Weighted Average Shares Outstanding	17.413	16.920	17.315	16.890

EBITDA RECONCILIATION
	Quarter Ended
	12/31/2022	3/31/2023	6/30/2023	9/30/2023	LTM 9/30/2023
	(In millions)
Net Income Attributable to Stockholders	$7.6	$26.6	$38.3	$35.8	$108.3
Noncontrolling interest income and dividends	0.3	0.6	0.5	0.6	2.0
Income tax expense	5.2	8.7	12.0	16.2	42.1
Interest expense	9.5	10.2	8.4	9.6	37.7
Interest income	(0.3)	(0.6)	(0.6)	(0.7)	(2.2)
Depreciation and amortization expense	10.4	11.2	11.3	11.3	44.2
EBITDA*	$32.7	$56.7	$69.9	$72.8	$232.1

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2023	2022	2023	2022
	(In millions)
Revenues
Americas	$716.5	$571.3	$2,190.9	$1,725.6
EMEA	183.9	159.4	599.4	513.9
JAPIC	51.6	65.5	149.1	182.1
Lift Truck Business	$952.0	$796.2	$2,939.4	$2,421.6
Bolzoni	92.8	82.2	288.0	263.7
Nuvera	1.5	1.2	4.1	2.1
Eliminations	(45.1)	(39.5)	(140.4)	(124.3)
Total	$1,001.2	$840.1	$3,091.1	$2,563.1

Gross profit (loss)
Americas	$149.2	$60.2	$413.8	$193.3
EMEA	29.4	8.3	83.4	34.0
JAPIC	7.4	6.1	21.4	14.5
Lift Truck Business	$186.0	$74.6	$518.6	$241.8
Bolzoni	19.5	13.7	62.8	51.4
Nuvera	(1.9)	(2.0)	(5.8)	(5.5)
Eliminations	—	0.6	0.3	(0.5)
Total	$203.6	$86.9	$575.9	$287.2

Operating profit (loss)
Americas	$65.4	$0.9	$178.1	$8.4
EMEA	2.4	(13.2)	6.1	(35.4)
JAPIC	(2.7)	(2.9)	(8.8)	(10.6)
Lift Truck Business	$65.1	$(15.2)	$175.4	$(37.6)
Bolzoni	2.9	(1.3)	12.7	4.2
Nuvera	(9.4)	(9.0)	(28.4)	(25.0)
Eliminations	—	0.6	0.3	(0.5)
Total	$58.6	$(24.9)	$160.0	$(58.9)

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
			Nine Months Ended
			September 30
			2023	2022
			(In millions)
Net cash provided by operating activities			$105.1	$34.3
Net cash used for investing activities			(19.8)	(27.2)
Cash Flow Before Financing Activities			$85.3	$7.1

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(In millions)
Debt	$510.6	$542.3	$560.6	$552.9
Cash	78.2	65.7	64.6	59.0
Net Debt	$432.4	$476.6	$496.0	$493.9

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(In millions)
Accounts Receivable	$512.0	$582.1	$535.9	$523.6
Inventory	815.4	820.1	854.7	799.5
Accounts Payable	549.6	593.2	627.6	607.4
Working Capital	$777.8	$809.0	$763.0	$715.7
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